UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D
(Amendment No. 5)
Under the Securities Exchange Act of 1934

WALKER & DUNLOP, INC.
(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

93148P102
(CUSIP Number)

Fortress Investment Group LLC 1345 Avenue of the Americas, 46th Floor New York, NY 10105 Attention: Michael J. Cohn Tel: 212-798-6100 Fax: 212-798-6075
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
Copy to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Istvan Hajdu
Tel: (212) 839-5300
Fax: (212) 839-5599

March 20, 2015
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐ .
Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule §240.13d-7 for other parties to whom copies are to be sent.

(*) The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(Continued on following pages)

Cusip No. 93148P102	Page 2 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund (A) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 3 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (A) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 4 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (E) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 5 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA II UB Securities LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 6 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA II LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 7 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA LSS LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 8 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund (B) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 9 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund (C) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 10 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (B) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 11 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (C) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 12 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (D) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 13 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FTS SIP L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 14 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO Fund GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 15 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO Fund II GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 16 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 17 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA II GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 18 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA LSS GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 19 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 20 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities MA Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 21 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities MA II Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 22 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA LSS Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 23 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCOF UB Investments LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 24 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCOF II UB Investments LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 25 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FIF V WD LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 26 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund A) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 27 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund D) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 28 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund E) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 29 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund B) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 30 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund C) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 31 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund F) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 32 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund G) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 33 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund V GP L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 34 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund V GP (BCF) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 35 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FIG LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 36 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Hybrid GP Holdings LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 37 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund V GP Holdings Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 38 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund V GP (BCF) Holdings Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 39 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Principal Holdings I LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 40 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FIG Asset Co. LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 41 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Operating Entity I LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 42 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FIG Corp.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* CO
* See Instructions

Cusip No. 93148P102	Page 43 of 54 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Group LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 44 of 54 Pages

Introduction.

This Amendment No. 5 to the statement on Schedule 13D (this “Amendment”) amends the statement on Schedule 13D filed on June 19, 2012 with respect to the shares of common stock, par value $0.01 per share (the “Common Stock”), of Walker & Dunlop, Inc., a Maryland corporation (the “Company”), as amended by Amendment No. 1 to the Statement filed on September 14, 2012,  Amendment No. 2 to the Statement filed on December 31, 2012, Amendment No. 3 to the Statement filed on May 28, 2013 and Amendment No. 4 to the Statement filed on November 28, 2014  (the “Statement”).

This Amendment is filed jointly by the following Reporting Persons (i) Fortress Credit Opportunities Fund (A) LP (“FCOF (A)”), (ii) Fortress Credit Opportunities Fund II (A) LP (“FCOF II (A)”), (iii) Fortress Credit Opportunities Fund II (E) LP (“FCOF II (E)”), (iv) FCO MA II UB Securities LLC (“FCO MA II UB”), (v) FCO MA II LP (“FCO MA II”), (vi) FCO MA LSS LP (“FCO MA LSS”), (vii) Fortress Credit Opportunities Fund (B) LP (“FCOF (B)”), (viii) Fortress Credit Opportunities Fund (C) L.P. (“FCOF (C)”), (ix) Fortress Credit Opportunities Fund II (B) LP (“FCOF II (B)”), (x) Fortress Credit Opportunities Fund II (C) L.P. (“FCOF II (C)”), (xi) Fortress Credit Opportunities Fund II (D) L.P. (“FCOF II (D)”), (xii) FTS SIP L.P. (“FTS SIP”), (xii) FCO Fund GP LLC (“FCO Fund GP”), (xiv) FCO Fund II GP LLC (“FCO Fund II GP”), (xv) FCO MA GP LLC (“FCO MA GP”), (xvi) FCO MA II GP LLC (“FCO MA II GP”), (xvii) FCO MA LSS GP LLC (“FCO MA LSS GP”), (xviii) Fortress Credit Opportunities Advisors LLC (“FCO Advisors”), (xix) Fortress Credit Opportunities MA Advisors LLC (“FCO MA Advisors”), (xx) Fortress Credit Opportunities MA II Advisors LLC (“FCO MA II Advisors”), (xxi) FCO MA LSS Advisors LLC (“FCO MA LSS Advisors”), (xxii)  FCOF UB Investments LLC (“FCOF UB”), (xxiii) FCOF II UB Investments LLC (“FCOF II UB”), (xxiv) FIF V WD LLC (“FIF V WD”), (xxv)  Fortress Investment Fund V (Fund A) L.P. (“FIF V (A)”), (xxvi) Fortress Investment Fund V (Fund D) L.P. (“FIF V (D)”), (xxvii) Fortress Investment Fund V (Fund E) L.P. (“FIF V (E)”),  (xxviii) Fortress Investment Fund V (Fund B) L.P. (“FIF V (B)”), (xxix) Fortress Investment Fund V (Fund C) L.P. (“FIF V (C)”), (xxx) Fortress Investment Fund V (Fund F) L.P. (“FIF V (F)”), (xxxi) Fortress Investment Fund V (Fund G) L.P. (“FIF V (G)”), (xxxii) Fortress Fund V GP L.P. (“FF V GP”), (xxxiii) Fortress Fund V GP (BCF) L.P. (“FF V GP (BCF)”), (xxxiv) FIG LLC, (xxxv) Hybrid GP Holdings LLC (“Hybrid GP Holdings”), (xxxvi) Fortress Fund V GP Holdings Ltd. (“FF V GP Holdings”), (xxxvii) Fortress Fund V GP (BCF) Holdings Ltd. (“FF V GP (BCF) Holdings”), (xxxviii) Principal Holdings I LP (“Principal Holdings I”), (xxxix) FIG Asset Co. LLC (“FIG Asset Co.”), (xl) Fortress Operating Entity I LP (“FOE I”), (xli) FIG Corp. and (xlii) Fortress Investment Group LLC.

 Except as provided herein, this Amendment does not modify any of the information previously reported on the Statement.  Capitalized terms used but not defined herein have the meanings given to them in the Statement.

Cusip No. 93148P102	Page 45 of 54 Pages

Item 4.	Purpose of Transaction.

The response set forth in Item 4 of the Statement is hereby amended by adding the following after the last paragraph of Item 4:

On March 16, 2015, FIF V WD, FCOF UB, FCOF II UB, FTS SIP, FCO MA II UB and FCO MA LSS (collectively, the “Selling Shareholders”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC (the “Underwriter”) and the Company pursuant to which the Selling Shareholders agreed to sell 8,246,534 shares of the Company’s Common Stock owned by the Selling Shareholders to the Underwriter at a price of $15.60 per Share (the “Offering”).  In connection with the Offering, on March 16, 2015, the Selling Shareholders also entered into a Lock-Up Agreement (the “Lock-Up Agreement”) with the Underwriter pursuant to which the Selling Shareholders agreed that, without the prior written consent of the Underwriter, the Selling Shareholders would not, during the period commencing on March 16, 2015, and ending 45 days after the date of the final prospectus related to the Offering:  (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned by the Selling Shareholders or any other securities so owned convertible into or exercisable or exchangeable for Common Stock; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock.  Also, under the terms of the Underwriting Agreement, the Company agreed to repurchase from the Underwriter 3,000,000 shares being sold by the Selling Shareholders concurrently with, and subject to, the closing of the Offering.

The sale and the repurchase were consummated on March 20, 2015.

The foregoing descriptions of each of the Underwriting Agreement and the Lock-Up Agreement do not purport to be complete and are qualified in their entirety by reference to each of the Underwriting Agreement and the form of Lock-Up Agreement filed as Exhibit 10 and Exhibit 11, respectively, hereto and incorporated by reference herein.

Except as set forth above in this Item 4, as amended and supplemented, none of the Reporting Persons nor, to the knowledge of the Reporting Persons, any person set forth in Schedule A or Schedule A-1 to the Statement, has any present plans or proposals which relate to or would result in any of the actions specified in clauses (a) through (i) of Item 4 of the Statement.

Item 5.	Interest in Securities of the Issuer.

The response set forth in Item 5 of the Statement is hereby amended by adding the following disclosure to each subsection of Item 5 as indicated below:

(a)-(b) See cover pages for each Reporting Person.

(c) On March 20, 2015, the following sales of Common Stock were effected:

Reporting Person:	Shares Sold:
FIF V WD	4,123,267
FCOF UB	1,649,307
FCOF II UB	1,099,537
FTS SIP	687,211
FCO MA II UB	549,769
FCO MA LSS	137,443

Total	8,246,534

As a result of the foregoing transfers, Fortress Investment Group LLC, through its subsidiaries, may be deemed to beneficially own 0 shares of Common Stock.

Except as otherwise described herein, neither the Reporting Persons nor, to the knowledge of the Reporting Persons, any person named on Schedule A or Schedule A-1 to the Statement, has effected any transaction in Common Stock during the past 60 days.

(e) As of March 20, 2015, the Reporting Persons ceased to beneficially own more than five percent of the class of Common Stock.

Cusip No. 93148P102	Page 46 of 54 Pages

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

The response set forth in Item 6 of the Statement is hereby amended by adding the following after the last paragraph of Item 6:

Item 4 above summarizes certain provisions of each of the Underwriting Agreement and the Lock-Up Agreement and is incorporated herein by reference. A copy of each of the Underwriting Agreement and the form of Lock-Up Agreement is attached as Exhibit 10 and Exhibit 11, respectively, to this Amendment No. 5, and each is incorporated by reference herein.

Item 7.	Material to be Filed as Exhibits.

The response set forth in Item 7 of the Statement is hereby amended by adding the following after the last paragraph of Item 7:

Exhibit 10: Underwriting Agreement, dated as of March 16, 2015, by and among Walker & Dunlop, Inc., FIF V WD LLC, FCOF UB Investments LLC, FCOF II UB Investments LLC, FTS SIP L.P., FCO MA II UB Securities LLC, FCO MA LSS LP and Morgan Stanley & Co. LLC (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed by Walker & Dunlop, Inc. on March 18, 2015).

Exhibit 11: Form of Lock-up Agreement, dated as of March 16, 2015, by and among Morgan Stanley & Co. LLC and each of FIF V WD LLC, FCOF UB Investments LLC, FCOF II UB Investments LLC, FTS SIP L.P., FCO MA II UB Securities LLC, FCO MA LSS LP (incorporated by reference to Exhibit A of the Underwriting Agreement filed as Exhibit 10 hereto).

Cusip No. 93148P102	Page 47 of 54 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  March 24, 2015

Fortress Credit Opportunities Fund (A) LP

By: FCO Fund GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities Fund II (A) LP

By: FCO Fund II GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities Fund II (E) LP

By: FCO Fund II GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCO MA II UB Securities LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCO MA II LP

By: FCO MA II GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Cusip No. 93148P102	Page 48 of 54 Pages

FCO MA LSS LP

By: FCO MA LSS GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities Fund (B) LP

By: FCO Fund GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities Fund (C) L.P.

By: FCO Fund GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities Fund II (B) LP

By: FCO Fund II GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities Fund II (C) L.P.

By: FCO Fund II GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities Fund II (D) L.P.

By: FCO Fund II GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Cusip No. 93148P102	Page 49 of 54 Pages

FTS SIP L.P.

By: FCO MA GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCO Fund GP LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCO Fund II GP LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCO MA GP LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCO MA II GP LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCO MA LSS GP LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities Advisors LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Cusip No. 93148P102	Page 50 of 54 Pages

Fortress Credit Opportunities MA Advisors LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities MA II Advisors LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCO MA LSS Advisors LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCOF UB Investments LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCOF II UB Investments LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FIF V WD LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Investment Fund V (Fund A) L.P.

By its General Partner Fortress Fund V GP L.P.

By its General Partner Fortress Fund V GP Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Cusip No. 93148P102	Page 51 of 54 Pages

Fortress Investment Fund V (Fund D) L.P.

By its General Partner Fortress Fund V GP L.P.

By its General Partner Fortress Fund V GP Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Investment Fund V (Fund E) L.P.

By its General Partner Fortress Fund V GP L.P.

By its General Partner Fortress Fund V GP Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Investment Fund V (Fund B) L.P.

By its General Partner Fortress Fund V GP (BCF) L.P.

By its General Partner Fortress Fund V GP (BCF) Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Investment Fund V (Fund C) L.P.

By its General Partner Fortress Fund V GP (BCF) L.P.

By its General Partner Fortress Fund V GP (BCF) Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Cusip No. 93148P102	Page 52 of 54 Pages

Fortress Investment Fund V (Fund F) L.P.

By its General Partner Fortress Fund V GP (BCF) L.P.

By its General Partner Fortress Fund V GP (BCF) Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Investment Fund V (Fund G) L.P.

By its General Partner Fortress Fund V GP (BCF) L.P.

By its General Partner Fortress Fund V GP (BCF) Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Fund V GP L.P.

By its General Partner Fortress Fund V GP Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Fund V GP (BCF) L.P.

By its General Partner Fortress Fund V GP (BCF) Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

FIG LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Cusip No. 93148P102	Page 53 of 54 Pages

Hybrid GP Holdings LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Fund V GP Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Fund V GP (BCF) Holdings Ltd

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Principal Holdings I LP

By its General Partner FIG Asset Co. LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

FIG Asset Co. LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Operating Entity I LP

By its General Partner FIG Corp.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

FIG Corp.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Cusip No. 93148P102	Page 54 of 54 Pages

Fortress Investment Group LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: General Counsel & Secretary